Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of July 2002 by and between WorldxChange Corp., a Delaware corporation (the “Company”), and James Ducay (“Executive”).

R E C I T A L S:

WHEREAS, pursuant to an Asset Purchase Agreement dated as of March 25, 2002 (the “Purchase Agreement”), the Company will purchase certain assets (the “Assets”) of RSL COM U.S.A., Inc. (“RSL”);

WHEREAS, following the consummation of the purchase of the Assets, the Company’s current sales and marketing functions will be transferred to an Affiliate and the sales and marketing functions of RSL will be transferred to another Affiliate (together, the “Sales Affiliates”);

WHEREAS, following the transfer of sales and marketing functions referred to above, the Company will provide network, billing and operation support services to each of the Sales Affiliates and network services to I-Link Communications, Inc. (“I-Link”);

WHEREAS, in connection with the proposed purchase of the Assets, Executive will perform certain network integration and operational tasks for the Company while still an employee of RSL pursuant to an Agreement among the Company, RSL and Executive;

WHEREAS, the parties hereto believe that it is in their respective interests to enter into an employment agreement whereby, for the consideration specified herein, Executive shall provide the services specified herein; certain definitions are set forth in Section 6 of this Agreement.

The parties hereto agree as follows:

Section 1.                                          Employment.

(a)                                  Employment Period. The Company agrees to employ Executive and Executive accepts such employment for the period (the “Employment Period”) beginning as of the date of the closing under the Purchase Agreement (the “Effective Date”) and ending upon (a) the first anniversary of the Effective Date or (b) such earlier date upon which the employment of the Executive shall terminate in accordance with Section 2 herein (the date of termination being hereinafter called the “Termination Date”).  The Employment Period may be extended by written agreement of the parties hereto.  Any employment of Executive by the Company following the expiration of the Employment Period shall be “at will” and may be terminated by the Company at any time without any liability other than the payment of any base salary and bonus through the effective date of termination.

(b)                                 Position and Duties.

(i)                                     During the Employment Period, Executive shall report to the Board and shall (A) continue the integration of certain of the Assets into the Company’s network, (B) complete such additional network integration as the Board may determine, (C) help Counsel Springwell Communications LLC, the indirect parent company of the Company (the “LLC”), to determine which elements of this integrated network (the “Integrated Network”) should be managed centrally and which should be a part of, respectively, I-Link, the Sales Affiliates and any other companies that the LLC purchases during the term of this Agreement (collectively, the “Customer-Facing Companies”) , (D) manage the Integrated Network to efficiently and appropriately provide network services for the Customer-Facing Companies and (E) perform such other duties as the Board may delegate or assign to Executive.

(ii)                                  Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company, except for permitted vacation periods in accordance with the Company’s policy, periods of illness or other incapacity, and reasonable time spent with respect to civic and charitable activities.

(iii)                               In addition to performing the duties set forth above, Executive agrees to serve during the Employment Period as a member of the Management Executive Committee (the “Management Executive Committee”) that has been established pursuant to the resolutions adopted by the Board of Directors of the LLC, copies of which are attached hereto as Exhibit A.

(c)                                  Salary, Bonus and Benefits.

(i)                                     During the Employment Period, the Company will pay Executive a base salary at the rate of $275,000 per annum (the “Annual Base Salary”).  The Annual Base Salary shall be paid in such installments as is the policy of the Company with respect to executive officers of the Company.

(ii)                                  Executive shall be eligible for a discretionary bonus with respect to the 12-month period following the Effective Date of up to one hundred percent (100%) of Executive’s Annual Base Salary (the “Bonus”).  The amount of the Bonus to be awarded shall be determined by the Board, based on metrics  to be set forth in a separate letter agreement prior to the Effective Date (the “Performance Criteria”).  At least fifty percent (50%) of the Performance Criteria will consist of milestones to be achieved by Executive related to network, billing and operation support services, and the balance will consist of financial results of the Company and other Performance Criteria to be established by the Board.  If all the Performance Criteria are met, the Bonus will be in an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary.  The Bonus shall be paid within thirty (30) days following the expiration of the Employment Period.

(iii)                               Executive shall be entitled to participate in all employee pension and welfare benefit plans, programs and practices maintained by the Company for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, pension, retirement or welfare benefit plans, programs and practices which the Company generally provides to its executives from time to time.

(d)                                 Expenses.  The Company shall pay, or reimburse the Executive (at the Company’s option), in accordance with policies established by the Company, for all reasonable and necessary expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of his duties hereunder, including, without limitation, travel on behalf of or in connection with his services for the Company in a manner customary for the Company’s senior executives, including food and lodging expenses while the Executive is away from his home in Lake Forest, Illinois performing services for the Company.

(e)                                  Workplace and Work Schedule.  Executive’s workplace shall be the Company’s offices in San Diego, California and Pittsburgh, Pennsylvania.  Executive shall also, as requested, attend meetings of the Management Executive Committee and other meetings with the management of the LLC at the offices of the LLC in Stamford, Connecticut.  Executive shall be entitled to such holidays as are established by the policies of the Company.  Executive shall be entitled to four (4) weeks of vacation per year, which may be taken in various periods, subject to the Company’s needs.

Section 2.                                          Termination Of Employment.

(a)                                  Death or Disability.  The Company may terminate the Executive’s employment hereunder due to the Executive’s death or Disability.  If the Executive dies during the Employment Period, the Termination Date shall be deemed to be the date of the Executive’s death.

(b)                                 Cause.  The Company may terminate the employment of Executive hereunder at any time for Cause (such termination being referred to herein as a “Termination for Cause”) by giving the Executive written notice of such termination, with such termination to take effect as of the date of such notice.

(c)                                  Without Cause.  The Company may terminate the employment of the Executive at any time during the Employment Period without Cause by giving the Executive written notice of such termination, with such termination to take effect as of the date of such notice.

(d)                                 Good Reason.  Executive may terminate his employment hereunder for Good Reason by providing written notice to the Company within 45 days of his knowledge of the event constituting Good Reason.  Notwithstanding the foregoing provisions to the contrary, in no event shall the Executive terminate his employment hereunder for Good Reason without providing the Company with at least fifteen (15) days’ prior written Notice of Termination given by the Executive to the Company and an opportunity for the Company to cure within that fifteen (15) day period the Good Reason which the Executive believes provides him with grounds to terminate his employment.

(e)                                  Notice of Termination.  Any termination pursuant to this Section 2 shall be communicated to Executive or the Board, as applicable, by Notice of Termination.

Section 3.                                          Effect Of Termination Of Employment.

(a)                                  Death or Disability.  Upon the termination of Executive’s employment hereunder due to death or Disability pursuant to Section 2(a), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of the Annual Base Salary provided for in Section 1, computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable), (ii) the unpaid portion, if any, of the Bonus and (iii) reimbursement for any expenses for which Executive shall not have been reimbursed as provided for in Section 1 (such amounts being collectively referred to as “Accrued Compensation”).

(b)                                 Cause.  Upon a termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 2(b), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of the Annual Base Salary provided for in Section 1, computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable) and (ii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided for in Section 1.

(c)                                  Without Cause.            Upon a termination of Executive’s employment hereunder by the

Company without Cause pursuant to Section 2(c), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive

(i)                                     any Accrued Compensation,

(ii)                                  off payroll, an amount equal to the amount of the Annual Base Salary, payable in accordance with Section 1(c)(i), Executive would have received for the period commencing on the Termination Date and ending on the first anniversary of the Effective Date, and

(iii)                               provided that Executive has met, as of the Termination Date, the Performance Criteria, the pro rata portion of the Bonus (based on the actual number of days elapsed from the Effective Date to the Termination Date).

(d)                                 Upon a termination of the Executive’s employment hereunder by the Executive for Good Reason pursuant to Section 2(d), neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive

(i)                                     any Accrued Compensation;

(ii)                                  off payroll, an amount equal to the amount of the Annual Base Salary, payable in accordance with Section 1(c)(i), Executive would have received for the period commencing on the Termination Date and ending on the first anniversary of the Effective Date; and

(iii)                               provided that Executive has met, as of the Termination Date, the Performance Criteria, the pro rata portion of the Bonus (based on the actual number of days elapsed from the Effective Date to the Termination Date).

(e)                                  Release.  Executive acknowledges and agrees that the payments provided for in Sections 3(c)(ii) and3(d)(ii) constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of his employment during the Employment Period without Cause pursuant to Section 2(c) or with Good Reason pursuant to Section 2(d).  Notwithstanding the foregoing, if Executive is entitled to the payments set forth in Section 3(c)(ii) or Section 3(d)(ii) of this Agreement, Executive shall execute and agree to be bound by an agreement, in form and substance satisfactory to the Company (the “Release”), relating to the waiver and general release of any and all claims arising out of or relating to this Employment Agreement, Executive’s employment and termination of employment, and the Company shall have no obligation to make the payments contemplated under Section 3(c)(ii) or Section 3(d)(ii), as the case may be if Executive fails to execute such Release or seeks to revoke such Release.  In addition, if Executive should violate or threaten to violate the terms of Section 4 of this Agreement, the continuing obligations of the Company to make the payments contemplated under Section 3(c)(ii) or Section 3(d)(ii), as the case may be, shall immediately terminate.

Section 4.                                          Covenants.

(a)                                  Executive agrees that at all times, both during and for two years after Executive’s employment by the Company, Executive will hold in a fiduciary capacity for the benefit of the Company and not use or disclose to any third party any trade secret, or other information, knowledge or data not generally known to the public which Executive may have learned, discovered, developed, conceived, originated, prepared or received during or as a result of Executive’s employment by the Company or any Subsidiary or Affiliate (or any entity acquired by the Company or any Subsidiary or Affiliate or any entity from which the Company or any Subsidiary or Affiliate acquired assets) with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, Agents, customers, clients, pricing of products or services, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of the Company or any Subsidiary or Affiliate (“Proprietary Information”).  Executive agrees that Company’s Proprietary Information includes, without limitation, the business or other needs, requirements, preferences or other information relating to Agents and customers of the Company or any Subsidiary or Affiliate, acquisition targets of the Company or any Subsidiary or Affiliate and all information or data collected by the Company with reference thereto.  Executive agrees to comply with any and all procedures which the Company may adopt from time to time to preserve the confidentiality of any trade secret or other non-public proprietary, information, knowledge or data; that the absence of any legend indicating the confidentiality of any materials will not give rise to an inference that the contents thereof or information derived therefrom are not confidential and that, immediately following the termination of Executive’s employment by the Company, Executive will return to Company all materials, except for Executive’s personal items, provided to Executive by the Company during the term hereof, all works created by Executive or others during the term of Executive’s employment hereunder and all copies thereof.  Notwithstanding the foregoing, the limitations imposed on Executive pursuant to this Section 4(a) shall not apply to Executive’s (i) compliance with legal process or subpoena or (ii) statements in response to inquiry from a court or regulatory body; provided, that Executive gives the Company reasonable prior written notice of such process, subpoena or request.

(b)                                 Executive shall not, at any time prior to the Termination Date or during the period thereafter ending on the first anniversary of the Termination Date (such period being referred to herein as the “Stipulated Period”), intentionally disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its Subsidiaries or Affiliates and any third party, including, but not limited to, any Agent, customer, supplier or employee of any of them.  Executive shall be deemed to have violated the provisions of the foregoing sentence if he shall solicit or directly or indirectly for himself or any third party hire or otherwise retain the services of any individual who shall have been an Agent or employee of the Company or any Subsidiary or Affiliate within the immediately preceding two-year period; provided, however, that notwithstanding the foregoing, the parties agree that Executive shall not be deemed to have violated the provisions of this Section 4(b) in the event that any Person of which Executive is an employee, agent or consultant (the “New Employer”) disrupts or attempts to disrupt the relationship between the Company or any of its Subsidiaries or Affiliates and any Agent, employee, customer or supplier of any of them, so long as Executive has neither identified such Agent, employee, customer or supplier to the New Employer nor directed that such action be taken.

(c)                                  Executive hereby assigns to the Company the entire right, title and interest of Executive in and to all work, inventions, ideas, disclosures and improvements, whether or not patented or patentable, made, conceived or reduced to practice by Executive, solely or with others, in whole or in part, at any time during the Employment Period, which in any way relate to the Business.  During the Employment Period, Executive shall communicate promptly and disclose to the Company all information, details and data pertaining to such work, inventions, ideas, disclosures and improvements.  Executive shall, at any time (including any time after the expiration of the Employment Period), execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of Executive to perfect the Company’s rights hereunder and to permit the Company to file and prosecute patent applications.  Any work, invention, idea, disclosure or improvement by Executive relating to the Business within six (6) months following the expiration of the Employment Period shall be deemed to fall within the provisions of this Section 4(c) unless proved by Executive to have been first conceived and made following such expiration.  Nothing in this Section 4(c) shall abrogate or reduce any other restrictions on Executive under applicable law.

(d)                                 Because the breach or attempted or threatened breach of this Section 4 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other remedies, to a decree of specific performance thereof and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.  The parties’ obligations under this Section 4 shall survive any termination of Executive’s employment or this Agreement.

Section 5.                                          Tax Withholding.

The Company may withhold from any compensation or severance payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

Section 6.                                          Definitions.

“Affiliate” of the Company means (i) any other Person controlling, controlled by, or under common control with the Company, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (ii) if such Person is a partnership, any partner thereof.

“Agent” means any Person which has received or is entitled to receive a commission from the Company related to the sale or marketing of the Company’s products or services.

“Board” means the Board of Directors of the Company.

“Business” means the offering of data and long distance voices services, including frame relay and “dial around” voice communications.  “Business” also means any other business activity which is the Company’s principal business activity at the time Section 4 is invoked.

“Cause” means (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, (ii) gross misconduct by the Executive that is materially inconsistent with the terms hereof, (iii) material failure by the Executive to perform his duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure, (iv) the Executive’s material breach of this Agreement, which, if curable, shall not have been cured within fifteen (15) days after written notice thereof from the Company, (v) habitual drug or alcohol use which impairs the ability of Executive to perform his duties hereunder, or (vi) Executive’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are harmful to, either financially, or to the business reputation of, the Company or (vii) breach of the fiduciary duty owed by Executive to the Company or of any of its Subsidiaries or Affiliates, which breach, if curable, shall not have been cured within fifteen (15) days after written notice thereof from the Company.

“Disability” means a physical or mental infirmity which impairs Executive’s ability to perform substantially his duties for a total period exceeding six (6) months during the Employment Period or for a period of four (4) consecutive months.  Disability shall be determined by a physician acceptable to both the Company and Executive, or, if the Company and Executive cannot agree upon a physician within 15 days after the Company claims that Executive is suffering from a Disability, by a physician selected by two physicians, one designated by each of the Company and Executive.  Executive’s failure to submit to any physical examination by any such physician after such physician has given reasonable notice of time and place of such examination shall be conclusive evidence of Executive’s inability to perform his duties hereunder.

“Good Reason” means, during the Employment Period and without Executive’s consent:

(i)                                     a material diminution of Executive’s title, reporting structure, position or responsibilities or

(ii)                                  a reduction in, or failure to pay, Executive’s Annual Base Salary or any reduction in the benefits being  required to be provided herein or any other material breach of this Agreement.

“Notice of Termination” means a written notice which indicates the Termination Date, the specific termination provision in this Agreement relied upon, and the facts and circumstances, if any, claimed to provide a basis for such termination.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

Section 7.                                          Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to Company:

WorldxChange Corp.

9775 Business Park Avenue

San Diego, California 92131

Attn:  Chairman of the Board

If to Executive:

951 Oak Knoll

Lake Forest, Illinois 60045

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

Section 9.                                          General Provisions.

(a)                                  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)                                 Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)                                  Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e)                                  Choice of Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)                                    Remedies.  Except as provided in Section 4(d) hereof, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York City in accordance with the rules and procedures of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.  Each party shall pay its own legal fees and expenses incurred in connection therewith.

(g)                                 Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(h)                                 Insurance.  The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available.  Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(i)                                     Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

WORLDXCHANGE CORP.

By:
Name:
Its:

James Ducay

Exhibit A

WHEREAS, the Company owns and provides management services to portfolio companies which operate in certain segments of the telecommunications industry;

WHEREAS, one of the strategic goals of the Company is to identify new platforms within the telecommunications industry for future acquisitions by the Company;

WHEREAS, the Board of Directors has established a Management Executive Committee to assist the Board in connection with the management of the Company’s portfolio companies and in connection with the identification and integration of new platforms;

WHEREAS, the Board of Directors wishes to expand the responsibility of the Management Executive Committee;

NOW, THEREFORE, BE IT RESOLVED, that a Management Executive Committee of the Company be, and it hereby is, established and that the Management Executive Committee shall have the responsibility for assisting the Board of Directors of the Company in connection with (i) overseeing the management of the Company’s portfolio companies, (ii) identifying and developing new platforms for the Company, (iii) providing advice with respect to the interaction of such new platforms with the portfolio companies of the Company with the objective of maximizing the value created among them and  (iii) ensuring that the integrated network, consisting of the network assets of I-Link Incorporated and WorldxChange Corp., the network assets to be acquired from RSL COM U.S.A., Inc. and any other network assets that the Company may acquire in the future, is efficiently and appropriately supporting those subsidiaries of the Company marketing and selling telecommunications services directly to end users and customers (the “Customer-Facing Companies”); and further

RESOLVED, that William Barker, Mufit Cinali and Gary Wasserson, members of the Board of Directors of the Company, James Ducay and the Chief Executive Officers of each of the Customer-Facing Companies be, and they hereby are, appointed as the members of the Management Executive Committee.